Exhibit (11) under Form N-1A
                                   Exhibit 23 under Item 601/Reg SK


CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in Post-Effective Amendment No. 13 to the Registration Statement of the BT Investment Limited Term U.S. Government Securities Fund(one of the Funds comprising BY Pyramid Mutual Funds) on Form N-1A of our report dated November 7, 1996 on our audit of the financial statements and financial highlights of the BT Investment Limited Term U.S. Government Securities Fund, which report is included in the Annual Report to Shareholders for the year ended September 30, 1996 which is incorporated by reference in the Post-Effective Amendment to the Registration Statement. We also consent to the reference in the Statement of Additional Information to our Firm under the caption `Counsel and Independent Accountants.''

/s/ Coopers & Lybrand L.L.P.
COOPERS & LYBRAND L.L.P.

Kansas City, Missouri
January 24, 1997